EX-99.4

                          TEXT OF CONFERENCE CALL

"Ladies and Gentlemen, I'm Paul Egan, President and Chief Executive Officer for FreeStar Technology. As you have presumably seen from our news release this morning, there is some very significant news to discuss but first I would like to read a cautionary statement.

This conference call may contain forward-looking statements made by the senior management of FreeStar that involve risks and uncertainties that could affect FreeStar's ability to achieve the anticipated financial results. Additionally, certain statements contained in the call that are not based on historical fact are 'forward looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. FreeStar intends that forward-looking statements in the call be subject to the safe harbor created thereby. FreeStar actual results could differ materially from the results projected in, or implied by, such forward-looking statements as a result of risk factors including the risk factors set forth in our filings with the SEC.

First, who we are. FreeStar is a global technology company focused on exploiting a first-to-market advantage for enabling ATM and debit card transactions on the Internet and high-margin credit card processing. FreeStar Technology's Enhanced Transactional Secure Software ('ETSS') is a proprietary software package that empowers consumers to consummate e-commerce transactions on the Internet with a high level of security using credit, debit, ATM (with PIN) or smart cards. It sends an authorization number to the e-commerce merchant, rather than the consumer's credit card information, to provide a high level of security. The company maintains its corporate headquarters in Santo Domingo, Dominican Republic, and offices in Dublin, Ireland, and Helsinki, Finland.

Now I would like to discuss the news at hand and then we will take calls.

As you know, on April 24th we announced a transaction which was a $75 million cash offer from a privately held company, FreeStar Acquisition Corporation, controlled by Hans Thulin. The transaction conditionally agreed to with Mr. Thulin was for FreeStar Acquisition Corporation to acquire all of FreeStar Technology Corporation's outstanding capital stock. The offer, which was subject to numerous conditions, was then valued at approximately $.49 per share based on the number of FSRC shares then issued and outstanding which represented a significant premium over the then price of FreeStar's common stock.

We now would like to report not only the news that we have terminated the negotiations but why we have terminated the negotiations.

While the initial transaction which senior management of FreeStar Technology had negotiated was an excellent transaction for the company -- assuming a number of the conditions imposed by Mr. Thulin and his representatives could be met. However, after a very lengthy time and labor consuming process, Mr. Thulin and other representatives of FreeStar Acquisition Corporation attempted time and time again to materially change the initially agreed-upon transaction. The proposed changes, at the end of day, quite simply created a transaction which was clearly not in the best interests of the company and our shareholders. As a result, on July x, the board of directors decided to terminate the negotiations with Mr. Thulin.

On behalf of the board of directors of our company, I would like to state that having made this decision, we are now positioned to re-focus on our core operations and to build this company into the great company it can be. The proposed transaction with Mr. Thulin clearly created confusion in the market and questions regarding their resolve to close a definitive agreement, we believe, had a detrimental effect on the value of our stock.

In addition, the restrictions imposed by Mr. Thulin and his representatives regarding any disclosure as to their identity, created very substantial credibility issues for the senior management of FreeStar and, for that, I would like to apologize to shareholders.

So that is the bad news. What is the good news? The good news is that the management and board of directors of FreeStar is pleased to once again focus 150% of our energies on our business which continues to grow stronger week by week. In our most recent filing we announced the results for the third fiscal quarter for the period ended March 31, 2003. For the quarter, the Company reported net sales of $312,631, as compared to net sales of $0 for the three months ended March 31, 2002. In testament to the processing platform's capacity, Freestar's subsidiary Rahaxi had gross turnover of over $226.2 million for that quarter. This gross turnover has resulted in a larger volume of transactions for which Rahaxi's revenues are based on. Current indicators show that Freestar is set to improve on these figures in this particular quarter, the main factors that will contribute to this increase in revenue, is the launch of our Internet payment gateway and the number of additional merchants that we have signed up in this period. These numbers illustrate that FreeStar is making a name for itself in the payments industry. The emphasis is now squarely on improving our overall profitability in coming months and Rahaxi's existing client base is proving conducive to the process of systematically recruiting higher-yielding accounts.

This metric is a strong indication of the potential for the company. In addition, you, as shareholders will be pleased to know that .. So, all in all, while we are still in an embryonic stage, we believe we have made significant progress in the execution of our business plan.

I would now like to open up the conference call to questions and answers."